Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, related to the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan, of our report dated April 4, 2007, relating to the consolidated financial statements of IBG LLC (formerly Interactive Brokers Group LLC) appearing in the Prospectus dated May 3, 2007.

May 7, 2007